November 17, 1999

North American Vaccine, Inc.
10150 Old Columbia Road
Columbia, Maryland  21046
Attn.:  Dr. Randal Chase

Ladies/Gentlemen:

Reference is made to the Guaranty delivered by Baxter International, Inc. ("Guarantor") as of November 1, 1999 (as amended or modified from time to time, the "Guaranty") and relating to the Agreement dated as of November 1, 1999 (as amended, modified, renewed or extended from time to time, the "Credit Agreement") between North American Vaccine, Inc. ("Borrower") and Bank of America, N.A. ("Lender"). Capitalized terms used and not defined herein have the meanings given to such terms in the Credit Agreement. Guarantor has requested certain amendments to the Guaranty, and Lender has agreed to such request, subject to the terms and conditions hereof.

The parties hereto agree that the Guaranty is amended as follows:

      1. Section 23 of the Guaranty is amended by adding the following provision after clause (vi) of the proviso to such section: "PROVIDED, FURTHER, that upon the occurrence of an Event of Default pursuant to Paragraph 5(m) of the Credit Agreement as a result of the termination of the North American Vaccine Acquisition Agreement by Guarantor pursuant to Sections 9.01(a), 9.01(b), 9.01(c), 9.01(e), 9.01(g) or 9.01(h) thereof, Guarantor hereby agrees that it shall not, in connection with the exercise of Guarantor's Call Option or the exercise of Lender's Put Option, declare all sums outstanding under the Credit Agreement and under the other Loan Documents to be due and payable until 90 days after such Event of Default."

Except as expressly provided above, the Guaranty and the other Loan Documents remain unmodified and in full force and effect.

Please indicate the agreement of Borrower and Guarantor to the foregoing by signing and returning to Lender, to the attention of Larry Gordon (Facsimile:
713-247-6719), a counterpart of this letter, by no later than November 17, 1999.

Please contact Grant Harbrecht at (704) 386-0507 if you have any questions or comments regarding this matter. Thank you in advance for your cooperation.

                                        Very truly yours,

                                        Bank of America, N.A.


                                        By: /s/ Lawrence J. Gordon
                                            ----------------------
                                            Title:  Vice President


ACKNOWLEDGED AND AGREED:


BORROWER:


North American Vaccine, Inc.



By: /s/ Randal Chase
    -------------------------------
    Title:  Chief Executive Officer
             & President

GUARANTOR:

Baxter International, Inc.



By: /s/ Thomas Glanzmann
    -------------------------------
    Title: President, Hyland Immuno
             Division


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